Exhibit D

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Non-Redemption Agreement”) is entered into this 12th day of July, 2020, by and among Churchill Capital Corp III, a Delaware corporation (the “Issuer”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Polaris Parent Corp., a Delaware corporation (“Music”), and the undersigned (“Holder” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Holder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and has the sole power to dispose of (or sole power to cause the disposition of) the number of shares of Class A common stock, par value $0.0001 per share of the Issuer (the “Acquiror Shares”) set forth on Holder’s signature page hereto (such Acquiror Shares, together with any other Acquiror Shares acquired by Holder or with respect to which Holdings otherwise becomes entitled to exercise dispositive power during the Restricted Period, the “Covered Shares”);

WHEREAS, the Issuer, Holdings, Music and the other parties named therein will, immediately following the execution of this Non-Redemption Agreement, enter into that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Issuer will be merged with and into Music, with Music surviving as a wholly owned subsidiary of the Issuer, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, in the event of a Redemption Election (as defined below), Holder has agreed to subscribe for and purchase from the Issuer the Backstop Shares (as defined herein) for a per share purchase price equal to the amount to be received for each Covered Share in connection with such Redemption Election (the “Purchase Price”), and the Issuer desires to issue and sell to Holder the Backstop Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Holder to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, in connection with the Transactions, certain other institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”, and each such institutional “accredited investor”, an “Other Holder”)), have entered into non-redemption agreements with the Issuer (the “Other Non-Redemption Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

For ease of administration, this single Non-Redemption Agreement is being executed so as to enable each Holder identified on the signature page to enter into a Non-

Redemption Agreement, severally, but not jointly. The parties agree that (i) the Non-Redemption Agreement shall be treated as if it were a separate agreement with respect to each Holder listed on the signature page, as if each Holder entity had executed a separate Non-Redemption Agreement naming only itself as Holder, and (ii) no Holder listed on the signature page shall have any liability under the Non-Redemption Agreement for the obligations of any other Holder so listed.

1. No Redemption; Backstop Subscription.

1.1 No Redemption. Holder hereby unconditionally and irrevocably agrees that Holder shall not, and shall cause its Affiliates not to, elect to redeem or tender or submit for redemption any of its Covered Shares pursuant to or in connection with the Acquiror Stockholder Redemption or otherwise in connection with the Transactions (a “Redemption Election”)).

1.2 Subscription. Subject to the terms and conditions hereof and notwithstanding Holder voting or consenting (or causing to be voted or consented) all or any portion of its Covered Shares in favor of the adoption of the Merger Agreement and approval of the Transactions, in the event a Redemption Election is made by Holder with respect to any of its Covered Shares (such shares, “Redeemed Shares”), at the Closing (as hereinafter defined), Holder hereby unconditionally and irrevocably agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Holder, upon the payment of the Purchase Price, that number of Covered Shares equal to the number of Redeemed Shares (such shares, the “Backstop Shares” and such subscription and issuance, the “Backstop Subscription”).

2. Representations, Warranties and Agreements.

2.1 Holder’s Representations, Warranties and Agreements. Holder hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1 If Holder is not an individual, Holder has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Non-Redemption Agreement. If Holder is an individual, Holder has the authority to enter into, deliver and perform its obligations under this Non-Redemption Agreement.

2.1.2 If Holder is not an individual, this Non-Redemption Agreement has been duly authorized, validly executed and delivered by Holder. If Holder is an individual, the signature on this Non-Redemption Agreement is genuine, and Holder has legal competence and capacity to execute the same. This Non-Redemption Agreement is enforceable against Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Holder of this Non-Redemption Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Holder or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Holder or any of its subsidiaries is a party or by which Holder or any of its subsidiaries is bound or to which any of the property or assets of Holder or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Holder to enter into and timely perform its obligations under this Non-Redemption Agreement (a “Holder Material Adverse Effect”), (ii) if Holder is not an individual, result in any violation of the provisions of the organizational documents of Holder or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Holder or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Holder Material Adverse Effect.

2.1.4 Holder’s signature page hereto sets forth the number of Covered Shares over which Holder has beneficial ownership as of the date hereof. As of the date hereof, Holder is the lawful owner of the Covered Shares denoted as being owned by Holder on the signature page hereto and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. Holder has good and valid title to the Covered Shares denoted as being owned by Holder on the signature page hereto, free and clear of any and all Liens other than those created or permitted by this Non-Redemption Agreement and those imposed by applicable law, including federal and state securities laws. Except for the Covered Shares denoted on the signature page hereto, as of the date of this Non-Redemption Agreement, Holder is not a beneficial owner or record holder of any (i) equity securities of the Issuer, (ii) securities of the Issuer having the right to vote on any matters on which the holders of equity securities of the Issuer may vote or which are convertible into or exchangeable for, at any time, equity securities of the Issuer, or (iii) options or other rights to acquire from the Issuer any equity securities or securities convertible into or exchangeable for equity securities of the Issuer except as contemplated by the Transaction Agreements.

2.1.5 Holder (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Backstop Shares only for its own account and not for the account of others, or if Holder is subscribing for the Backstop Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Holder has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Backstop Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Holder is not an entity formed for the specific purpose of acquiring the Backstop Shares.

2.1.6 Holder understands that the Backstop Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Backstop Shares have not been registered under the Securities Act. Holder understands that the Backstop Shares may not be resold, transferred, pledged or otherwise disposed of by Holder absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Backstop Shares shall contain a legend to such effect. Holder acknowledges that the Backstop Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Holder understands and agrees that the Backstop Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Holder may not be able to readily resell the Backstop Shares and may be required to bear the financial risk of an investment in the Backstop Shares for an indefinite period of time. Holder understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Backstop Shares.

2.1.7 Holder understands and acknowledges that Holdings and Music are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder.

2.1.8 Except as contemplated by the other Transaction Agreements, Holder (i) has not entered into any voting agreement or voting trust with respect to Holder’s Covered Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted a proxy, a consent or power of attorney with respect to Holder’s Covered Shares and (iii) has not entered into any agreement or taken any action that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its obligations under this Agreement.

2.1.9 There is no Action pending against Holder or, to the knowledge of Holder, threatened against Holder that challenges the beneficial or record ownership of Holder’s Covered Shares, the validity of this Agreement or the performance by Holder of its obligations under this Agreement.

2.1.10 Holder understands and agrees that Holder is purchasing the Backstop Shares directly from the Issuer. Holder further acknowledges that there have been no representations, warranties, covenants and agreements made to Holder by the Issuer, Holdings, Music or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Non-Redemption Agreement.

2.1.11 Holder represents and warrants that its acquisition and holding of the Backstop Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

2.1.12 In making its decision to purchase the Backstop Shares, Holder represents that it has relied solely upon independent investigation made by Holder. Without limiting the generality of the foregoing, Holder has not relied on any statements or other information provided by anyone other than the Issuer concerning the Issuer or the Backstop Shares or the offer and sale of the Backstop Shares. Holder acknowledges and agrees that Holder has received such information as Holder deems necessary in order to make an investment decision with respect to the Backstop Shares, including with respect to the Issuer, Holdings, Music and the Transactions. Holder represents and agrees that Holder and Holder’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Holder and such Holder’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Backstop Shares.

2.1.13 Holder became aware of this offering of the Backstop Shares solely by means of direct contact between Holder and the Issuer or its representative, has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representative, and the Backstop Shares were offered to Holder solely by direct contact between Holder and the Issuer or its representative. Holder did not become aware of this offering of the Backstop Shares, nor were the Backstop Shares offered to Holder, by any other means. Holder acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.14 Holder acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Backstop Shares. Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Backstop Shares, and Holder has sought such accounting, legal and tax advice as Holder has considered necessary to make an informed investment decision.

2.1.15 Alone, or together with any professional advisor(s), Holder represents and acknowledges that Holder has adequately analyzed and fully considered the risks of an investment in the Backstop Shares and determined that the Backstop Shares are a suitable investment for Holder and that Holder is able at this time and in the foreseeable future to bear the economic risk of a total loss of Holder’s investment in the Issuer. Holder acknowledges specifically that a possibility of total loss exists.

2.1.16 Holder understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Backstop Shares or made any findings or determination as to the fairness of an investment in the Backstop Shares.

2.1.17 Holder represents and warrants that Holder is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Holder agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Holder is permitted to do so under applicable law. Holder represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Holder maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Holder also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Holder further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Holder and used to purchase the Backstop Shares were legally derived.

2.1.18 If Holder is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Holder represents and warrants that neither Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Backstop Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Backstop Shares.

2.1.19 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Holder with the Commission with respect to the beneficial ownership of the Issuer’s common stock, Holder is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.20 No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase and sale of Backstop Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Backstop Shares hereunder.

2.1.21 Holder has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1.

2.2 Issuer’s Representations, Warranties and Agreements. The Issuer hereby represents and warrants to Holder and acknowledges and agrees with Holder as follows:

2.2.1 The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Non-Redemption Agreement.

2.2.2 The Backstop Shares have been duly authorized and, when issued and delivered to Holder against full payment for the Backstop Shares in accordance with the terms of this Non-Redemption Agreement and registered with the Issuer’s transfer agent, the Backstop Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation or under the DGCL.

2.2.3 This Non-Redemption Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4 The execution, delivery and performance of this Non-Redemption Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Backstop Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and perform its obligations under this Non-Redemption Agreement (a “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5 As of the date of this Non-Redemption Agreement, the authorized capital shares of the Issuer consists of (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share (“Existing Class A Shares”); (ii) 50,000,000 shares of Class B common stock, par value $0.0001 per share (“Existing Class B Shares”); and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 110,000,000 Existing Class A Shares are issued and outstanding; (iii) 27,500,000 Existing Class B Shares are issued and outstanding; (iv) 23,000,000 warrants to purchase 23,000,000 Existing Class A Shares (the “Private Placement Warrants”) are outstanding; and (v) 27,500,000 warrants to purchase 27,500,000 Existing Class A Shares (the “Public Warrants”) are outstanding.

2.2.6 Assuming the accuracy of Holder’s representations and warranties set forth in Section 2.1 of this Non-Redemption Agreement, no registration under the Securities Act is required for the offer and sale of the Backstop Shares by the Issuer to Holder.

2.2.7 The Issuer has made available to Holder (including via the Securities and Exchange Commission’s (the “Commission”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Non-Redemption Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Non-Redemption Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the Proxy Statement to be filed by the Issuer with respect to the Transactions or any other information relating to Music or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.8 The issued and outstanding Class A common stock of the Issuer is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Class A common stock or prohibit or terminate the listing of the Class A common stock on the NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A common stock under the Exchange Act.

2.2.9 No Other Non-Redemption Agreement includes terms and conditions that are materially more advantageous to any such Other Holder than Holder hereunder; provided, however, that Other Non-Redemption Agreements that have been entered into with certain Other Holders who have also entered into Subscription Agreements with the Issuer pursuant to which such Other Holders have agreed to subscribe for shares of Class A common stock of the Issuer up to or in excess of the amount of Covered Shares currently held by such Other Holder, may contain a limited exception to the transfer restrictions set forth in Section 4.1. The Other Non-Redemption Agreements have not been amended in any material respect following the date of this Non-Redemption Agreement.

3. Backstop Settlement Date and Delivery.

3.1 Closing. In the event of a Redemption Election, the closing of the Backstop Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions. Upon written notice from (or on behalf of) the Issuer to Holder (the “Closing Notice”) at least two (2) Business Days prior to the date that the

Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Holder shall deliver to the Issuer within one (1) Business Day after receiving the Closing Notice, the Purchase Price for the Backstop Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. On the Closing Date, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Holder the Backstop Shares in certificated or book entry form (at the Issuer’s election), in the name of Holder (or its nominee in accordance with its delivery instructions) or to a custodian designated by Holder, as applicable.

4. Additional Covenants.

4.1 Holder agrees that, during the period from the date hereof through the date on which this Non-Redemption Agreement terminates in accordance with Section 5 (such period, the “Restricted Period”), except as contemplated by the Merger Agreement and the Transactions, it shall not, and shall cause its Affiliates not to, without Music’s prior written consent (which consent may be given or withheld by Music in its sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Covered Shares held by Holder (except in connection with voting by proxy at a meeting of stockholders of the Issuer as contemplated by Section 1 of the Voting Agreement); or (iii) permit to exist any Lien with respect to any or all of the Covered Shares other than those created by this Non-Redemption Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay Holder’s ability to comply with the terms and conditions of this Non-Redemption Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 4.1 shall also not prohibit a Transfer of Covered Shares by Holder to an Affiliate of Holder; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Music, to assume all of the obligations of Holder hereunder and to be bound by the terms of this Non-Redemption Agreement. 1 Any transfer in violation of this Section 4.1 shall be null and void ab initio.

4.2 In the event of a stock dividend or distribution, or any change in the Covered Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer

[1]

Certain Non-Redemption Agreements with respect to a total of 3,550,000 Acquiror Shares permit the following transfers: “a Transfer of Covered Shares by Holder following the date that the closing price of the Acquiror Shares equals or exceeds $15.00 per share (as adjusted for any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like) for any 15 trading days within any consecutive 20-trading day period commencing on the date the preliminary Proxy Statement with the respect to the Transactions is filed.”

to and include the Covered Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or which are received in such transaction. Holder agrees, while this Non-Redemption Agreement is in effect, to notify Music promptly in writing (including by e-mail) of the number of any additional Covered Shares acquired by Holder, if any, after the date hereof.

4.3 Holder agrees, while this Non-Redemption Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Non-Redemption Agreement inaccurate in any material respect or have the effect of preventing or disabling Holder from performing its obligations under this Non-Redemption Agreement

4.4 Holder agrees with, and covenants to, Holdings and Music that Holder shall not request that the Issuer register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Covered Shares during the term of this Non-Redemption Agreement without the prior written consent of Music, in its sole discretion, other than pursuant to a transfer permitted by Section 4.1.

4.5 Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this Non-Redemption Agreement pursuant to provisions of this Non-Redemption Agreement that have not been terminated pursuant to Section 6.

5. Termination. This Non-Redemption Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) the First Effective Time, provided, that Holder has complied with its obligations pursuant to Section 1 hereto (ii) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (iii) upon the mutual written agreement of each of the parties hereto to terminate this Non-Redemption Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Holder of the termination of the Merger Agreement promptly after the termination of such agreement.

6. Miscellaneous.

6.1 Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Backstop Subscription as contemplated by this Non-Redemption Agreement.

6.1.1 Each of the parties hereto acknowledges that the Issuer, Holdings, Music and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Non-Redemption Agreement. Prior to the Closing, each of the parties hereto agrees to promptly notify the other parties hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party set forth herein are no longer accurate in all material respects.

6.1.2 Each of the Issuer, Holder, Holdings and Music is entitled to rely upon this Non-Redemption Agreement and is irrevocably authorized to produce this Non-Redemption Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3 The Issuer may request from Holder such additional information as the Issuer may deem necessary to evaluate the eligibility of Holder to acquire the Backstop Shares, and Holder shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, except as required by applicable law, rule or regulation, the Issuer agrees to keep any such information provided by Holder confidential.

6.1.4 Each of the parties hereto shall pay all of their respective expenses in connection with this Non-Redemption Agreement and the transactions contemplated herein.

6.1.5 Each of Holder and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Non-Redemption Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

6.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Holder, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

Churchill Capital Corp. III

640 Fifth Avenue, 12th Floor

New York, NY 10019

Attention:	Michael S. Klein
Telephone:	212-380-7775
Email:	Michael.klein@mkleinandcompany.com

with a required copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello and Matthew Gilroy

Email: michael.aiello@weil.com and matthew.gilroy@weil.com

(iii) if to Music, to:

c/o MultiPlan, Inc.

115 Fifth Avenue

New York, NY 10003

Attention: Mark Tabak and David Redmond

Email: mtabak@multiplan.com and david.redmond@multiplan.com

with a required copy (which copy shall not constitute notice) to:

c/o Hellman & Friedman

415 Mission Street

Suite 5700

San Francisco, CA 94105

Attn: Arrie Park

Email: apark@hf.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E. Lange-Novak

Email: rcampbell@kirkland.com, jwheat@kirkland.com and emma.lange-novak@kirkland.com

(iv) if to Holdings, to:

c/o Hellman & Friedman

415 Mission Street

Suite 5700

San Francisco, CA 94105

Attn: Arrie Park

Email: apark@hf.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E. Lange-Novak

Email: rcampbell@kirkland.com, jwheat@kirkland.com and emma.lange-novak@kirkland.com

6.3 Entire Agreement. This Non-Redemption Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4 Modifications and Amendments. This Non-Redemption Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Holdings and Music; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.

6.5 Assignment. Neither this Non-Redemption Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Holder’s rights and obligations to purchase the Backstop Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto (other than the Backstop Shares acquired hereunder, if any, and then only in accordance with this Non-Redemption Agreement).

6.6 Benefit.

6.6.1 Except as otherwise provided herein, this Non-Redemption Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Non-Redemption Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

6.6.2 Each of the Issuer and Holder acknowledges and agrees that (i) this Non-Redemption Agreement is being entered into in order to induce each of Holdings and Music to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Issuer and Holder hereunder, each of Holdings and Music would not enter into the Merger Agreement, (ii) each representation, warranty, covenant and agreement of the Issuer and Holder hereunder is being made also for the benefit of Holdings and Music, and (iii) each of Holdings and Music may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of each of the Issuer and Holder under this Non-Redemption Agreement.

6.6.3 Each party hereto agrees that the Holdings Equityholders are third party beneficiaries of this Agreement and each Holdings Equityholder may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Holder under this Agreement, as amended, modified, supplemented or waived in accordance with Section 6.4.

6.7 Governing Law. This Non-Redemption Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Non-Redemption Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Non-Redemption Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.8 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Non-Redemption Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS NON-REDEMPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NON-REDEMPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.9 Severability. If any provision of this Non-Redemption Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Non-Redemption Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.10 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Non-Redemption Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Non-

Redemption Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Non-Redemption Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11 Remedies.

6.11.1 The parties agree that irreparable damage would occur if this Non-Redemption Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Non-Redemption Agreement and to enforce specifically the terms and provisions of this Non-Redemption Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties to cause the other parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Non-Redemption Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any Action for which Holdings or Music is being granted an award of money damages, Holder agrees that such damages shall include, without limitation, damages related to the cash consideration that is or was to be paid to Holdings or its equityholders under the Merger Agreement and/or this Non-Redemption Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement and this Non-Redemption Agreement.

6.11.2 The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Non-Redemption Agreement.

6.11.3 If the Closing does not occur prior to the consummation of the Transactions due solely to a material breach of any obligations hereunder by Holder, then Holdings or one or more of the Holdings Equityholders (as defined below) shall have the right (exercisable by written notice to Holder (the “Demand Notice”) on or before the date that is thirty (30) days after the consummation of the Transactions and as a non-exclusive remedy for any such breach and in addition to and without in any limiting or amending the provisions of Section 6.11.1) to cause Holder to purchase from Holdings (or its assignee(s) or designee(s), including the Holdings Equityholders) the number of Backstop Shares that Holder failed to purchase at the Closing (the

“Subject Shares”) for the Purchase Price. At any time and from time to time as of, from and after the consummation of the Transactions under the Merger Agreement, Holdings may designate one or more of its direct or indirect equityholders that are transferees of the Acquiror Shares from Holdings that were held by Holdings as of the consummation of the Transactions (the “Holdings Equityholders”) as sellers of the Subject Shares on a pro rata basis based upon such equityholders’ ownership of Holdings as of immediately prior to the consummation of the Transactions. The consummation of such purchase and sale shall take place on a date fixed by Holdings or the Holdings Equityholders, as applicable, in the Demand Notice, which date shall be not sooner than ten (10) Business Days after the date of Holder’s receipt of the Demand Notice. Holdings and each Holdings Equityholder, as applicable, shall be entitled to receive customary representations and warranties from Holder regarding such purchase and sale, and Holder agrees to execute and deliver all customary purchase documentation as Holdings or such Holdings Equityholder may reasonably request. Each of Holder and the Issuer shall (and shall cause their and their respective affiliates’ directors, officers, employees, partners, agents and representatives to) promptly (but in no event later than ten (10) Business Days) following Holder’s receipt of the Demand Notice make all governmental filings and obtain all governmental consents and approvals that are required to be made or obtained prior to the consummation of such purchase and sale, including compliance with the notification and reporting requirements of the HSR Act in respect of such purchase and sale. Without limiting the generality of the foregoing, each of Holder and the Issuer shall (and shall cause their and their respective affiliates’ directors, officers, employees, partners, agents and representatives to) undertake promptly any and all action required to complete lawfully the transactions contemplated by this Section 6.11.3 as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Section 6.11.3, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of Holder or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of Holder and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby as promptly as practicable.

6.11.4 In any dispute arising out of or related to this Non-Redemption Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Non-Redemption Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Non-Redemption Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

6.12 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Non-Redemption Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

6.13 No Broker or Finder. Each of the Issuer and Holder each represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Non-Redemption Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Issuer and Holder agrees to indemnify and save the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

6.14 Headings and Captions. The headings and captions of the various subdivisions of this Non-Redemption Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.15 Counterparts. This Non-Redemption Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.16 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Non-Redemption Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Non-Redemption Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant. All references in this Non-Redemption Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.17 Mutual Drafting. This Non-Redemption Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

7. Consent to Disclosure. The Issuer shall, by 9:00 a.m., New York City time, on the fourth (4th) business day immediately following the date of this Non-Redemption Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Non-Redemption Agreements and the Transactions. Holder hereby consents to the publication and disclosure in any (i) Form 8-K filed by the Issuer with the SEC in connection with the execution and delivery of the Merger Agreement and the Proxy Statement or (ii) other documents or communications provided by the Issuer, Holdings or Music to any Governmental Authority or to securityholders of the Issuer, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities, of Holder’s name or identity and of Holder’s beneficial ownership of Covered Shares and the nature of Holder’s commitments, arrangements and understandings under and relating to this Non-Redemption Agreement and, if deemed appropriate by the Issuer, Holdings or Music, a copy of this Non-Redemption Agreement. Without Holder’s prior written consent, Issuer, Holdings and Music shall not use Holder’s name in any press release issued in connection with the Transactions. Holder will promptly provide any information reasonably requested by the Issuer, Holdings or Music for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

8. Trust Account Waiver. In addition to the waiver of Music pursuant to Section 7.04 of the Merger Agreement, and notwithstanding anything to the contrary set forth herein, each of Holdings, Music and Holder acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Each of Holdings, Music and Holder agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Non-Redemption Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Non-Redemption Agreement. In the event Holdings, Music or Holder has any Claim against the Issuer under this Non-Redemption Agreement, each of Holdings, Music or Holder shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Each of Holdings, Music and Holder agrees and acknowledges that such waiver is material to this Non-Redemption Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Non-Redemption Agreement and each of Holdings, Music and Holder further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Holdings, Music or Holder, in connection with this Non-Redemption Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Holdings, Music or Holder, as applicable, shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.

9. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other Transaction Agreement, this Non-Redemption Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Non-Redemption Agreement, or the negotiation, execution or performance of this Non-Redemption Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Non-Redemption Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Non-Redemption Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Non-Redemption Agreement against, make any claims for breach of this Non-Redemption Agreement against, or seek to recover monetary damages from, any Non-Recourse Party

10. Non-Reliance. Holder acknowledges and represents that Holder has relied solely upon the presentation attached hereto as Exhibit A (the “Investment Presentation”) and the other representations and warranties of the Issuer expressly set forth in this Non-Redemption Agreement in making its decision to enter into, deliver and perform its obligations under this Non-Redemption Agreement. Holder further acknowledges and represents that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Holdings, Music, any of their respective affiliates or any of its or their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Non-Redemption Agreement and the Investment Presentation, in making its investment or decision to invest in the Issuer. Holder agrees that neither (i) any other holder pursuant to this Non-Redemption Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such holder) nor (ii) Holdings or Music, their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents or employees, shall be liable to any other holder pursuant to this Non-Redemption Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Backstop Shares hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer, Holdings, Music and Holder has executed or caused this Non-Redemption Agreement to be executed by its duly authorized representative as of the date set forth below.

CHURCHILL CAPITAL CORP III

By:

Name:
Title:

POLARIS INVESTMENT HOLDINGS, L.P.

By:

Name:
Title:

POLARIS PARENT CORP.

By:

Name:
Title:

Accepted and agreed this day of July, 2020.

HOLDER:

Signature of Holder:	Signature of Joint Holder, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Covered Shares:

Name of Holder:	Name of Joint Holder, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered
(if different from the name of Holder listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Holder’s EIN:	Joint Holder’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF HOLDER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐ We are subscribing for the Backstop Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box) HOLDER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Holder

and constitutes a part of the Non-Redemption Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Holder has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Holder and under which Holder accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D; or

☐ Any entity in which all of the equity owners are “accredited investors.”